Exhibit 10.1

May 20, 2019

PERSONAL AND CONFIDENTIAL

Ralph Goldwasser

Re:	Amendment to Consulting Agreement

Dear Ralph:

Recognizing that the Consulting End Date as set forth in the Transition and Consulting Agreement (the “Original Agreement”) you entered into with Myomo, Inc. (the “Company”) on February 6, 2019, is scheduled to occur on May 18, 2019, this letter proposes an amendment to Original Agreement such that you – at the election of the parties – may continue to provide Consulting Services to the Company on a monthly basis and the Company will continue to compensate you for such services in the form of Consulting Payments for as long as you continue to provide Consulting Services to the Company (all as defined herein and/or in the Original Agreement).

First, a few formalities. Regardless of whether you sign the Amendment below:

•	You will remain entitled to all Consulting Payments earned pursuant to the Original Agreement through the Consulting End Date (as defined herein);

•

You will remain subject to the obligations under Section 4 and 5 of the Original Agreement, which includes, without limitation (a) your voluntary release of claims forever discharging the Releases of all Claims; and (b) your obligation to not make disparaging statements concerning the Company (the “Original Agreement Obligations”); and,

•

You continue to remain subject to continuing obligations under (i) Sections 5 and 6 of your Employment Agreement with the Company dated December 23, 2016 (the “Employment Agreement”), which includes without limitation your obligation (a) not to disclose or use Confidential Information (as defined in the Employment Agreement); (b) to return Company property; (c) for 12 months after the Separation Date, not to (I) be an owner of or involved in the management or operations of or be employed by or affiliated as an independent contractor or on any other basis with a “Competitive Business” (as defined in the Employment Agreement) or (II) service or solicit any customer or employee of the Company; and (ii) Section 8 and Appendix A of the Employment Agreement, regarding arbitration ((i) and (ii), with any other confidentiality and restrictive covenant obligation you have to any of the Releasees (as defined below), the “Ongoing Obligations”); and

The remainder of this letter proposes an amendment to the Original Agreement (the “Amendment”) between you and the Company. You and the Company agree as follows:

Section 2 of the Original Agreement shall be amended as follows:

2.	Consulting Services

Beginning on May 18, 2019 (the “Consulting End Date”), you agree to provide consulting services on a part-time basis, as requested by the Company, on a monthly basis (the “Consulting Services”). The Company shall pay you $10,000 per month for the Consulting Services (the “Consulting Payments”). Either party may terminate the Consulting Services upon 30-days’ written notice to the other party (the “Notice”). In the event neither party gives Notice to terminate the Consulting Services, the Agreement shall automatically

Myomo Inc.    |    One Broadway 14th Floor    |    Cambridge, MA 02142

TEL: 877.736.9666     www.myomo.com     info@myomo.com

renew each month and you shall continue to provide Consulting Services to the Company and the Company shall continue to pay you the Consulting Payments on a monthly basis; provided that the Company may terminate the Consulting Services at any time effective immediately in the event of your breach of the Ongoing Obligations, willful misconduct or refusal to perform the Consulting Services, in which event the Company will owe you no further Consulting Payments after the date of termination.

Except as specifically amended by this Amendment, the Original Agreement remains in full effect. This Amendment and the Original Agreement (including the Employee Agreement and the Equity Documents, which are expressly preserved in the Original Agreement) constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company. The parties agree that this Amendment may only be amended or modified by a written instrument signed by you and a duly authorized representative of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Amendment to the same extent that the Company would be required to perform it if no succession had taken place.

This Amendment may be executed in any number of counterparts. Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Myomo, Inc.

By:	/s/ David A. Henry
	David A. Henry Chief Financial Officer	Date May 20, 2019

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Ralph Goldwasser
Ralph Goldwasser	Date May 22, 2019

Myomo Inc.    |    One Broadway 14th Floor    |    Cambridge, MA 02142

TEL: 877.736.9666     www.myomo.com     info@myomo.com